Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Barbara Doyle Investor Relations 651-236-5023
NEWS	April 12, 2022

H.B. Fuller Conducts 2022 Investor Day Webcast

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) announced that it is hosting its 2022 Analyst and Investor Day live and by webcast on Wednesday April 13, from 8 a.m. to 11:30 a.m., CT, in St. Paul, MN. The conference will feature remarks by President and CEO James Owens and key members of H.B. Fuller’s management team. The Company will discuss its approach to enabling the world’s best innovations and review its strategic financial model.

The live event will be available to all interested parties via webcast on the company’s investor website at www.investors.hbfuller.com. For those unable to listen live, a replay of the webcast, along with the accompanying presentations, will be archived on the company’s website.

About H.B. Fuller Company:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2021 net revenue of $3.3 billion, H.B. Fuller’s commitment to innovation and sustainable adhesive solutions brings together people, products and processes that answer and solve some of the world's biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, aerospace, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And, our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at https://www.hbfuller.com/.